Exhibit 99.1

Asure Software Acquires OccupEye Limited; Building on an already impressive Internet of Things (IoT) Strategy

AUSTIN, TX – April 9, 2018 – Asure Software (NASDAQ: ASUR), a leading provider of Agile Workplace Solutions, which include Human Capital Management (HCM) and workplace management software, today announced the acquisition of OccupEye Limited.  OccupEye provides a sensor-based solution that allows organizations across the world to streamline operations, creates efficiencies, enhance productivity and analyzes employee engagement, which generates cost savings and creates a more employee-focused workplace.  OccupEye’s technology combined with Asure Software’s existing workplace management software and Human Capital Management (HCM) services, allows Asure Software to expand its technology solutions while adding its own complementary and proprietary sensor hardware and analytics.

Pat Goepel, CEO of Asure Software said, “With the acquisition of OccupEye, Asure Software is now positioned to develop new innovations in the IoT space, while offering our clients the technology solution they need improve the employee experience and drive down costs.” Goepel continued, “Our workplace management solution, Smartview, gives insight to companies so they can optimize space for maximum productivity.  With the addition of our own sensor technology, OccupEye, which integrates with Smartview, we will be able to continue to innovate our Human Capital Management and workplace platform while increasing our sales through new cross-selling opportunities.”

Organizations are making investments in an IoT strategy.  By adding OccupEye to our workspace solutions, Asure Software will create new opportunities to lead with innovation, and strengthen Asure Software’s cloud strategy while creating new industry visibility with a wider market reach and strengthening the IoT program.

OccupEye will open a unique cross-selling opportunity across accounts integrating with Resource Scheduler, Asure Software’s rooms scheduling software, Smart View, the space utilization solution and combining it with the HCM platform, to create the full employee engagement experience.

Joe Karbowski, CTO of Asure Software stated, “This technology can put valuable data into the hands of Finance, IT, and HR leaders, along with other decision makers, to increase efficiencies and reduce operating costs across an organization.”  Karbowski continued, “Asure Software can now explore and develop our own technology that can monitor vital real estate data involving; cooling systems, lighting, increased office efficiency and more, while integrating with our current Human Capital solutions data that maximizes the employee experience.”

Financial Outlook
“We are updating our 2018 guidance, based on the closing of this transaction.  For fiscal 2018, we now expect to achieve revenue of between $89.0 million and $92.0 million up from $85.0 million to $88.0, and non-GAAP EBITDA, excluding one-time items, of between $20.0 million and $23.0 million up from $19.0 to $22.0,” noted Asure Software CEO, Pat Goepel. More details will be provided on Asure’s first quarter 2018 earnings call.

*Non-GAAP Financial Measures
This press release includes the following financial measure defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA, excluding one-time expenses. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the expenses associated with Asure’s earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure’s business. Asure’s management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure’s business, as it may provide additional insight into Asure’s financial results. See the “Reconciliation of GAAP Net Income/(Loss) to EBITDA Excluding One-Time Expenses” table included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies.

EBITDA, excluding one-time expenses, is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings and excluding certain expenses that management believes to be one time in nature and are not expected to recur on a dollar or per share basis. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure’s profitability.

Guidance

Reconciliation of GAAP Net Income (Loss) to EBITDA Excluding One-time Expenses:

$000s
	Fiscal 2018
Net Income (Loss)	$(1,200)	to	$(2,000)
Interest	8,000	to	8,500
Tax	500	to	1,000
Depreciation and Amortization	2,750	to	3,300
Amortization of Acquisition Related Intangibles	6,750	to	7,800
Stock Compensation	700	to	900
EBITDA	17,500	to	19,500
One-time expenses	2,500	to	3,500
EBITDA excluding one-time expenses	$20,000	to	$23,000

About Asure Software
Asure Software (NASDAQ: ASUR), headquartered in Austin, Texas, offers intuitive and innovative solutions designed to help organizations of all sizes and complexities build companies of the future. Our cloud platforms enable more than 100,000 clients direct and indirect, worldwide to better manage their people and space in a mobile, digital, multi-generational, and global workplace. Asure Software’s offerings include a fully-integrated HCM platform, flexible benefits and compliance administration, HR consulting, and time and labor management as well as a full suite of workspace management solutions for conference room scheduling, desk sharing programs, and real estate optimization. For more information visit www.asuresoftware.com

This press release contains forward looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial performance. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “potential,” “predict,” “estimate,” “project,” “believe,” “would” and similar expressions and the negative of those terms. Forward looking statements include but are not limited to statements regarding our strategy, future operations, financial condition, and results of operations, projected costs, and plans and objectives of management. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the risks and uncertainties described in our reports and filings with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available in the future.

Company Contact:
Stacy Zellner, Director of Marketing
Asure Software
888-323-8835
szellner@asuresoftware.com